Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Georgia Power Company on Form S-3 of our reports dated March 1, 2004 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), relating to the financial statements and financial statement schedule as of and for the years ended December 31, 2003 and 2002, appearing in the Annual Report on Form 10-K of Georgia Power Company and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP

Atlanta, Georgia
December 10, 2004